Groupon Announces Fourth Quarter and Fiscal Year 2021 Results
Fourth quarter North America Local Billings grew 32% year-over-year despite impact of Omicron variant

Company provides first quarter 2022 guidance

•Fourth quarter revenue of $223 million; $967 million for full year
•Fourth quarter global billings of $621 million; $2.3 billion for full year
•Fourth quarter net income from continuing operations of $30 million; $120 million for full year
•Fourth quarter adjusted EBITDA of $37 million; $143 million for full year, up 188% compared with the prior year
•Ended the year with $499 million in cash
•Returned to cash flow generation in the fourth quarter

CHICAGO - February 28, 2022 - Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the quarter and year ended December 31, 2021 and provided details on its recent operating progress. The Company filed its Form 10-K with the Securities and Exchange Commission and posted an updated presentation on its investor relations website (investor.groupon.com).

"In 2021, the team did a great job navigating the continued impact of COVID-19 on both our customers and merchant partners and managing the dynamics that were within Groupon's control in our core Local category," said Kedar Deshpande, CEO of Groupon. "In 2022, we will be moving with a sense of urgency to build an even deeper understanding of our marketplace dynamics and the most important elements of our customer and merchant partner value propositions. We believe this understanding will allow us to build a better offering for our customers and merchant partners and deliver results that will unlock the power of our marketplace flywheel."

2021 Operational Highlights

•Surpassed our 2021 goal to remove repeat restrictions on 80% of our North America Deal inventory
•Successfully launched Offers across the Beauty & Wellness vertical; listings per Beauty and Wellness merchants in North America grew nearly 40% since the launch of Offers
•Made substantial improvements to our self-service tools, making it easier for merchants to partner with Groupon. As a result, over 50% of Deals launched in North America during 2021 were via self-service
•Improved the composition of our customer base; exited the year with approximately 11.3 million and 4.5 million active Local customers in North America and International, respectively. North America active Local customers have grown for three sequential quarters
•Leveraged our new customer experience and strategic consumer marketing campaigns to begin bending the customer perception of Groupon as the destination for Local
•Completed migration of our International Goods category to a third-party marketplace model, which allows us to run the Goods category on a much lower fixed cost base and significantly simplifies our operations

•Generated operating cash flow of $31 million and free cash flow, a non-GAAP financial measure, of $19 million for the fourth quarter, exiting the year with $499 million in cash

2022: Delivering on Merchant Partner and Customer Needs

During 2022, Groupon will focus on building a clearer understanding of the key inputs and drivers of our customer and merchant partner value propositions. The company is assessing its marketplace offering across several customer- and merchant-facing dynamics including:

•Merchant Partner
◦Determining the most important role that Groupon needs to play for merchant partners
◦Becoming a better partner to our merchants partners by building merchant trust and a better understanding of merchant economics
◦Refining our inventory strategy to ensure we have the right marketplace supply density to drive customer engagement, support merchant partner growth and unlock our flywheel

•Customer
◦Enhancing customer trust by proactively providing customer refunds
◦Delivering the highest quality customer service
◦Leveraging data to provide a more personalized customer journey to meet their needs

"From my perspective, we have so much potential to deliver a lot more impact, but we need to do a better job of aligning every decision and every change we make to our marketplace with a long-term benefit to our customers, merchant partners and Groupon," continued Deshpande. "We'll be looking at opportunities to use more data to improve our customer and merchant partner marketplace interactions and create a feedback loop that helps us better understand their relationships on and off the Groupon platform. This analysis will help us to dig deeper into our value propositions and refine them even further. I believe this discovery process will enable us to unlock the full potential of our marketplace."

2022 Outlook

For the first quarter 2022, Groupon expects to deliver breakeven adjusted EBITDA and $160 million to $170 million of revenue.

For the full year 2022, Groupon expects Local billings recovery to accelerate throughout the year in both North America and International. Regarding adjusted EBITDA, we expect to deliver more than $112 million.

"The Groupon team delivered solid financial results in the fourth quarter. We grew Local billings and Local customers sequentially, and despite the impact of the Omicron variant in December, we returned to cash generation, with $19 million of free cash flow, and ended the year with a cash balance of $499 million," said Damien Schmitz, Interim CFO. "After we complete the assessment of our marketplace offering, we intend to provide a more detailed outline of our full year 2022 operating initiatives, key performance indicators and financial outlook when we report our first quarter 2022 financial results in May."

Fourth Quarter 2021 Summary
All comparisons in this press release are year-over-year unless otherwise noted.
Consolidated
•Revenue was $223.2 million in the fourth quarter 2021, down 35% (34% FX-neutral) compared with the fourth quarter 2020, primarily due to lower demand for our Goods category and the transition of Goods from a first-party to a third-party marketplace model. In a third-party marketplace model, we generate service revenue that is presented on a net basis compared with a first-party model, which recognizes revenue on a gross basis. The revenue decline was partially offset by an increase in Local gross billings. Local revenue was $182.4 million in the fourth quarter 2021, up 26% (27% FX-neutral) compared with the prior year.
•Gross profit was $194.8 million in the fourth quarter 2021, up 9% (10% FX-neutral) compared with the fourth quarter 2020, primarily driven by an increase in Local gross billings, partially offset by a decrease in demand for our Goods category.
•SG&A was $126.5 million in the fourth quarter 2021 compared with $128.2 million in the fourth quarter 2020.
•Marketing expense was $58.2 million, or 30% of gross profit, in the fourth quarter of 2021 and in-line with third quarter 2021 levels. Marketing expense was $37.8 million in the prior year and the increase in 2021 was primarily driven by increased investment in an effort to drive consumer demand.
•Restructuring charges were $7.7 million in the fourth quarter 2021 and were related to our multi-phase restructuring plan announced in April 2020.
•Other expense, net was $5.0 million in the fourth quarter 2021, compared with $4.6 million of Other income, net in the fourth quarter 2020, driven primarily by foreign currency losses in 2021.
•Net income from continuing operations was $30.3 million in the fourth quarter 2021 compared with $14.0 million in the fourth quarter 2020.
•Net income attributable to common stockholders was $29.4 million, or $0.90 per diluted share, in the fourth quarter 2021, compared with $14.0 million, or $0.47 per diluted share, in the fourth quarter 2020. Non-GAAP net income attributable to common stockholders plus assumed conversions was $6.0 million, or $0.18 per diluted share, in the fourth quarter 2021, compared with $15.1 million, or $0.51 per diluted share, in the fourth quarter 2020.
•Adjusted EBITDA was $37.3 million in the fourth quarter 2021, compared with $40.1 million in the fourth quarter 2020.
•Consolidated units sold were down 25% to 18.8 million in the fourth quarter 2021 compared with the prior year period, primarily driven by lower consumer demand in our Goods category. In the fourth quarter 2021, North America units were up 1% in Local and down 53% in Goods. International units were up 28% in Local and down 60% in Goods.
•Operating cash flow for the fourth quarter 2021 was $31.0 million and free cash flow was $19.2 million.

•Cash and cash equivalents as of December 31, 2021 were $498.7 million, including $100.0 million of outstanding borrowings under our revolving credit facility.
North America
•North America gross profit in the fourth quarter 2021 increased 13% to $136.3 million compared with the prior year period, primarily driven by an increase in Local gross billings, partially offset by lower demand for our Goods category.
•North America active customers were 14.8 million as of December 31, 2021, slightly below the balance at the end of the third quarter 2021, primarily driven by declines in our Goods customer base. Active North America Local customers increased for the same period.

International
•International gross profit was $58.5 million in the fourth quarter 2021, flat (up 3% FX-neutral) compared with the prior year period. International gross profit in our Local category increased by 32% (36% FX-neutral) driven by an increase in Local gross billings. That increase was offset by lower demand for our Goods category.
•International active customers were 8.5 million as of December 31, 2021, down 6% from the balance at the end of the third quarter 2021, primarily driven by declines in our Goods customer base. Active International Local customers increased for the same period.
Full Year 2021 Summary
Consolidated
•Revenue was $1.0 billion in 2021, down 32% compared with $1.4 billion in 2020, primarily driven due to lower demand for our Goods category and the transition of Goods from a first-party to a third-party marketplace model. In a third-party marketplace model, we generate service revenue that is presented on a net basis compared with a first-party model, which recognizes revenue on a gross basis.
•Gross profit was $737.1 million in 2021, up 9% compared with $677.3 million in 2020, primarily due to higher Local gross billings in North America and higher variable consideration from unredeemed vouchers, partially offset by lower Goods gross billings.
•Net income from continuing operations was $120.3 million in 2021, compared with net loss from continuing operations of $286.6 million in 2020.
•Net income attributable to common stockholders was $118.7 million, or $3.68 per diluted share in 2021, compared with net loss attributable to common stockholders of $287.9 million, or $10.07 per diluted share in 2020. Non-GAAP net income attributable to common stockholders plus assumed conversions was $37.1 million, or $1.13 per diluted share in 2021, compared with non-GAAP net loss attributable to common stockholders plus assumed conversions of $53.1 million, or $1.86 per diluted share in 2020.
•Adjusted EBITDA was $143.2 million in 2021, up 188% compared with $49.7 million in 2020.
•Global units sold declined 30% year-over-year to 69.0 million in 2021.

•Operating cash flow was negative $124.0 million for full year 2021, and free cash flow was negative $173.6 million for the full year 2021. The outflow was primarily driven by a shortening of the customer purchase to redemption cycle relative to year-end 2020 when redemption patterns were more heavily impacted by COVID-19, resulting in higher merchant payment outflows. We don't expect an ongoing headwind from a shortening purchase to redemption cycle moving forward as this cycle largely normalized by year end.

Definitions and reconciliations of all non-GAAP financial measures, including Adjusted EBITDA and free cash flow, and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables.
Conference Call
A conference call will be webcast Tuesday, March 1, 2022 at 9:00 a.m. CT / 10:00 a.m. ET and will be available on Groupon’s investor relations website at https://investor.groupon.com. This call will contain forward-looking statements and other material information regarding our financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) and the Groupon press site (www.groupon.com/press) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign currency exchange rate neutral operating results, adjusted EBITDA, non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release. We have not quantitatively reconciled Adjusted EBITDA for the year ending December 31, 2022 because certain items that impact the measure have not occurred or cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) is not available without unreasonable effort.
We exclude the following items from one or more of our non-GAAP financial measures:

Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special Charges and Credits. For the year ended December 31, 2021, special charges and credits included charges related to our restructuring plan and long-lived asset impairments. For the year ended December 31, 2020, special charges and credits included charges related to our restructuring plan, goodwill and long-lived asset impairments and strategic advisor costs. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign currency exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from continuing operations.
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,
•amortization of acquired intangible assets,
•acquisition-related expense (benefit), net,
•special charges and credits, including restructuring charges,
•non-cash interest expense on convertible senior notes,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.
We believe that excluding the above items from our measures of non-GAAP income from continuing operations before provision (benefit) from income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from continuing operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from continuing operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:

Gross Billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings are equivalent to product revenue reported in our consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites or mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites or mobile applications in our units metric, nor do we include units purchased through third-party marketplaces with which we partner. We consider units to be an important indicator of the total volume of business conducted through our marketplaces. We report units on a gross basis prior to the consideration of customer refunds and therefore units are not always a good proxy for gross billings.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, effects of the ongoing COVID-19 pandemic or other pandemics or disease outbreaks on our business; our ability to execute, and achieve the expected benefits of, our go-forward strategy; execution of our business and marketing strategies; volatility in our operating results; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments in the jurisdictions in which we operate; global economic uncertainty; retaining and adding high quality merchants and third-party business partners; retaining existing customers and adding new customers; competing successfully in our industry; providing a strong mobile experience for our customers; managing refund risks; retaining and attracting members of our executive team and other qualified personnel; customer and merchant fraud; payment-related risks; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; maintaining and improving our information technology infrastructure; reliance on cloud-based computing platforms; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; managing inventory and order fulfillment risks; claims related to product and service offerings; protecting our intellectual property; maintaining a strong brand; the impact of future and pending litigation; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; risks relating to information or content published or made available on our websites or service offerings we make available; exposure to greater than anticipated tax liabilities; adoption of tax legislation; impacts if we become subject to the Bank Secrecy Act or other anti-money laundering or money transmission laws or regulations; our ability to raise capital if necessary; risks related to our access to capital and outstanding indebtedness, including our convertible senior notes; our common stock, including volatility in our stock price; our ability to realize the anticipated benefits from the capped call transactions relating to our convertible senior notes; and other risks and uncertainties, we urge you to refer to the factors included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2021, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of February 28, 2022. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is an experiences marketplace where consumers discover fun things to do and local businesses thrive. For our customers, this means giving them an amazing selection of experiences at great values. For our merchants, this means making it easy for them to partner with Groupon and reach millions of consumers around the world. To find out more about Groupon, please visit press.groupon.com.

Contacts:
Investor Relations
Jennifer Beugelmans
Jordan Kever
Megan Petrous
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$498,726	$850,587
Accounts receivable, net	36,755	42,998
Prepaid expenses and other current assets	52,570	40,441
Total current assets	588,051	934,026
Property, equipment and software, net	73,581	85,284
Right-of-use assets - operating leases, net	47,958	75,349
Goodwill	216,393	214,699
Intangible assets, net	24,310	30,151
Investments	119,541	37,671
Deferred income taxes	62,945	11,593
Other non-current assets	25,102	22,734
Total assets	$1,157,881	$1,411,507
Liabilities and equity
Current liabilities:
Short-term borrowings	$100,000	$200,000
Accounts payable	22,165	33,026
Accrued merchant and supplier payables	269,509	410,963
Accrued expenses and other current liabilities	239,313	294,999
Total current liabilities	630,987	938,988
Convertible senior notes, net	223,403	229,490
Operating lease obligations	58,747	90,927
Other non-current liabilities	34,448	44,428
Total liabilities	947,585	1,303,833
Commitment and contingencies
Stockholders' equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 40,007,255 shares issued and 29,713,138 shares outstanding at December 31, 2021; 39,142,896 shares issued and 28,848,779 shares outstanding at December 31, 2020	4	4
Additional paid-in capital	2,294,215	2,348,114
Treasury stock, at cost, 10,294,117 shares at December 31, 2021 and December 31, 2020	(922,666)	(922,666)
Accumulated deficit	(1,156,868)	(1,320,886)
Accumulated other comprehensive income (loss)	(4,813)	3,109
Total Groupon, Inc. stockholders' equity	209,872	107,675
Noncontrolling interests	424	(1)
Total equity	210,296	107,674
Total liabilities and equity	$1,157,881	$1,411,507

Groupon, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Service	$217,034	$169,175	$794,795	$643,653
Product	6,128	173,878	172,313	773,215
Total revenue	223,162	343,053	967,108	1,416,868
Cost of revenue:
Service	23,301	19,134	82,020	79,296
Product	5,110	145,120	147,972	660,278
Total cost of revenue	28,411	164,254	229,992	739,574
Gross profit	194,751	178,799	737,116	677,294
Operating expenses:
Marketing	58,235	37,776	188,780	154,534
Selling, general and administrative	126,490	128,168	511,096	603,185
Goodwill impairment	—	—	—	109,486
Long-lived asset impairment	—	—	—	22,351
Restructuring and related charges	7,745	3,799	41,895	64,836
Total operating expenses	192,470	169,743	741,771	954,392
Income (loss) from operations	2,281	9,056	(4,655)	(277,098)
Other income (expense), net	(5,049)	4,581	92,680	(16,968)
Income (loss) from continuing operations before provision (benefit) for income taxes	(2,768)	13,637	88,025	(294,066)
Provision (benefit) for income taxes	(33,096)	(334)	(32,323)	(7,504)
Income (loss) from continuing operations	30,328	13,971	120,348	(286,562)
Income (loss) from discontinued operations, net of tax	—	—	—	382
Net income (loss)	30,328	13,971	120,348	(286,180)
Net (income) loss attributable to noncontrolling interests	(943)	7	(1,680)	(1,751)
Net income (loss) attributable to Groupon, Inc.	$29,385	$13,978	$118,668	$(287,931)

Basic net income (loss) per share:
Continuing operations	$0.99	$0.49	$4.04	$(10.08)
Discontinued operations	—	—	—	0.01
Basic net income (loss) per share	$0.99	$0.49	$4.04	$(10.07)

Diluted net income (loss) per share:
Continuing operations	$0.90	$0.47	$3.68	$(10.08)
Discontinued operations	—	—	—	0.01
Diluted net income (loss) per share	$0.90	$0.47	$3.68	$(10.07)

Weighted average number of shares outstanding
Basic	29,601,802	28,778,512	29,365,880	28,604,115
Diluted	33,386,996	29,670,038	33,513,440	28,604,115

Groupon, Inc.
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating activities
Net income (loss)	$30,328	$13,971	$120,348	$(286,180)
Less: Income (loss) from discontinued operations, net of tax	—	—	—	382
Income (loss) from continuing operations	30,328	13,971	120,348	(286,562)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property, equipment and software	17,046	16,804	63,925	77,792
Amortization of acquired intangible assets	2,166	2,352	8,894	9,730
Impairment of goodwill	—	—	—	109,486
Impairment of long-lived assets	—	—	—	22,351
Restructuring-related impairment	—	4,423	7,651	21,622
Stock-based compensation	8,048	8,073	33,169	39,010
Changes in fair value of investments	(90)	—	(95,623)	8,089
Deferred income taxes	(33,985)	(7,101)	(33,985)	(7,101)
Amortization of debt discount on convertible senior notes	375	3,797	1,601	14,621
Foreign currency translation adjustments reclassified into earnings	(5)	—	(32,273)	—
Change in assets and liabilities:
Accounts receivable	(2,553)	3,922	5,432	13,524
Prepaid expenses and other current assets	(2,317)	13,151	(13,472)	42,249
Right-of-use assets - operating leases	3,903	4,783	19,919	22,463
Accounts payable	(14,298)	(9,319)	(10,302)	11,414
Accrued merchant and supplier payables	41,230	20,501	(133,849)	(142,624)
Accrued expenses and other current liabilities	(1,361)	33,663	(45,015)	36,159
Operating lease obligations	(7,187)	(7,155)	(31,801)	(36,864)
Other, net	(10,312)	(20,959)	11,423	(18,957)
Net cash provided by (used in) operating activities from continuing operations	30,988	80,906	(123,958)	(63,598)
Net cash provided by (used in) operating activities from discontinued operations	—	—	—	—
Net cash provided by (used in) operating activities	30,988	80,906	(123,958)	(63,598)
Investing activities
Purchases of property and equipment and capitalized software	(11,765)	(12,049)	(49,630)	(48,711)
Proceeds from sale or divestment of investment	91	—	6,950	31,605
Acquisitions of intangible assets and other investing activities	(640)	(824)	(3,131)	(4,240)
Net cash provided by (used in) investing activities from continuing operations	(12,314)	(12,873)	(45,811)	(21,346)
Net cash provided by (used in) investing activities from discontinued operations	—	—	—	1,224
Net cash provided by (used in) investing activities	(12,314)	(12,873)	(45,811)	(20,122)
Financing activities
Proceeds from issuance of 2026 convertible notes	—	—	230,000	—
Proceeds from (payments of) borrowings under revolving credit agreement	—	—	(100,000)	200,000
Issuance costs for 2026 convertible notes and revolving credit agreement	—	(538)	(7,747)	(1,686)
Purchase of capped call transactions	—	—	(27,416)	—
Payments for the repurchase of Atairos convertible notes	—	—	(254,000)	—
Proceeds from the settlement of convertible note hedges	—	—	2,315	—
Payments for the settlement of warrants	—	—	(1,345)	—
Taxes paid related to net share settlements of stock-based compensation awards	(2,243)	(1,820)	(19,834)	(10,607)
Payments of finance lease obligations	(415)	(1,492)	(5,302)	(8,930)
Other financing activities	(724)	91	(521)	(1,979)
Net cash provided by (used in) financing activities	(3,382)	(3,759)	(183,850)	176,798
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	6,911	7,290	2,017	6,574
Net increase (decrease) in cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	22,203	71,564	(351,602)	99,652
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	—	—	—	1,224
Net increase (decrease) in cash, cash equivalents and restricted cash	22,203	71,564	(351,602)	98,428
Cash, cash equivalents and restricted cash, beginning of period	477,280	779,521	851,085	752,657
Cash, cash equivalents and restricted cash, end of period	$499,483	$851,085	$499,483	$851,085

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; active customers in millions)
(unaudited)

	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021
North America Segment:						Q4 2021
Gross Billings (1):						Y/Y Growth
Local	$248,056	$281,296	$337,192	$318,825	$327,268	31.9%
Travel	17,994	31,460	39,232	23,519	24,304	35.1
Goods	118,654	69,768	56,643	43,096	61,248	(48.4)
Total Gross Billings	$384,704	$382,524	$433,067	$385,440	$412,820	7.3%
Revenue:
Local	$109,238	$125,374	$139,853	$129,131	$136,110	24.6%
Travel	3,964	5,959	8,143	4,791	5,500	38.7
Goods	56,625	15,911	12,792	9,189	14,302	(74.7)
Total Revenue	$169,827	$147,244	$160,788	$143,111	$155,912	(8.2)%
Gross Profit:
Local	$96,036	$112,426	$124,821	$115,184	$119,845	24.8%
Travel	3,181	4,718	6,612	3,762	4,349	36.7
Goods	21,234	13,224	10,769	7,864	12,089	(43.1)
Total Gross Profit	$120,451	$130,368	$142,202	$126,810	$136,283	13.1%

Contribution Profit (2)	$97,615	$107,600	$109,025	$88,508	$92,505	(5.2)%

International Segment:						Q4 2021
Gross Billings:						Y/Y Growth	FX Effect	Y/Y Growth excluding FX (3)
Local	$89,442	$69,674	$89,877	$103,984	$129,960	45.3	3.5	48.8%
Travel	8,001	3,459	16,395	20,154	19,583	144.8	10.1	154.9
Goods	150,666	98,315	68,250	43,412	58,234	(61.3)	1.4	(59.9)
Total Gross Billings	$248,109	$171,448	$174,522	$167,550	$207,777	(16.3)	2.5	(13.8)%
Revenue:
Local	$35,053	$23,189	$40,329	$46,071	$46,277	32.0	3.4	35.4%
Travel	1,109	847	3,464	3,915	4,797	NM	NM	NM
Goods	137,064	92,537	61,377	21,074	16,176	(88.2)	0.4	(87.8)
Total Revenue	$173,226	$116,573	$105,170	$71,060	$67,250	(61.2)	1.2	(60.0)%
Gross Profit:
Local	$32,858	$21,427	$38,192	$43,876	$43,409	32.1	3.4	35.5%
Travel	891	713	3,154	3,576	4,442	NM	NM	NM
Goods	24,599	14,475	10,395	7,177	10,617	(56.8)	1.6	(55.2)
Total Gross Profit	$58,348	$36,615	$51,741	$54,629	$58,468	0.2	3.0	3.2%

Contribution Profit	$43,408	$25,717	$41,198	$39,772	$44,011	1.4%

Consolidated Results of Operations:
Gross Billings:
Local	$337,498	$350,970	$427,069	$422,809	$457,228	35.5	0.9	36.4%
Travel	25,995	34,919	55,627	43,673	43,887	68.8	3.2	72.0
Goods	269,320	168,083	124,893	86,508	119,482	(55.6)	0.8	(54.8)
Total Gross Billings	$632,813	$553,972	$607,589	$552,990	$620,597	(1.9)	0.9	(1.0)%
Revenue:
Local	$144,291	$148,563	$180,182	$175,202	$182,387	26.4	0.8	27.2%
Travel	5,073	6,806	11,607	8,706	10,297	103.0	5.2	108.2
Goods	193,689	108,448	74,169	30,263	30,478	(84.3)	0.4	(83.9)
Total Revenue	$343,053	$263,817	$265,958	$214,171	$223,162	(34.9)	0.6	(34.3)%
Gross Profit:
Local	$128,894	$133,853	$163,013	$159,060	$163,254	26.7	0.8	27.5%
Travel	4,072	5,431	9,766	7,338	8,791	115.9	6.1	122.0
Goods	45,833	27,699	21,164	15,041	22,706	(50.5)	0.9	(49.6)
Total Gross Profit	$178,799	$166,983	$193,943	$181,439	$194,751	8.9	1.0	9.9%

Contribution Profit	$141,023	$133,317	$150,223	$128,280	$136,516	(3.2)%
Net cash provided by (used in) operating activities from continuing operations	$80,906	$(46,405)	$(34,365)	$(74,176)	$30,988	(61.7)%
Free Cash Flow	$68,857	$(58,445)	$(46,785)	$(87,581)	$19,223	(72.1)%

	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Active Customers (4)
North America	17.5	15.2	15.2	15.0	14.8
International	12.1	10.6	9.7	9.0	8.5
Total Active Customers	29.6	25.8	24.9	24.0	23.3

North America Units
Local	8,745	8,266	8,873	8,196	8,811
Goods	5,631	3,081	2,330	1,849	2,631
Travel	135	193	191	128	130
Total North America units	14,511	11,540	11,394	10,173	11,572

International Units
Local	3,350	2,091	2,583	3,683	4,283
Goods	7,058	4,121	2,598	1,770	2,843
Travel	93	51	103	120	115
Total International units	10,501	6,263	5,284	5,573	7,241

Consolidated Units
Local	12,095	10,357	11,456	11,879	13,094
Goods	12,689	7,202	4,928	3,619	5,474
Travel	228	244	294	248	245
Total consolidated units	25,012	17,803	16,678	15,746	18,813

Headcount
Sales (5)	1,276	1,207	1,094	1,104	1,079
Other	2,883	2,768	2,726	2,702	2,596
Total Headcount	4,159	3,975	3,820	3,806	3,675
(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents gross profit less marketing.
(3)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(4)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(5)Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
    The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Income (loss) from continuing operations	$13,971	$14,448	$(3,129)	$78,701	$30,328
Adjustments:
Stock-based compensation	8,073	7,179	9,738	8,204	8,048
Depreciation and amortization	19,156	17,019	18,971	17,617	19,212
Restructuring and related charges (1)	3,799	7,422	14,245	12,483	7,745
Other (income) expense, net (2)	(4,581)	(18,123)	2,927	(82,533)	5,049
Provision (benefit) for income taxes	(334)	2,427	(1,789)	135	(33,096)
Total adjustments	26,113	15,924	44,092	(44,094)	6,958
Adjusted EBITDA	$40,084	$30,372	$40,963	$34,607	$37,286
(1)Restructuring and related charges includes $4.4 million and $7.7 million of long-lived asset impairments for the three months ended December 31, 2020 and September 30, 2021.
(2)Other (income) expense, net includes a $89.1 million unrealized gain due to an upward adjustment for an observable price change of an other equity investment for the three months ended September 30, 2021.
The following is a reconciliation of our outlook for Adjusted EBITDA to our outlook for the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

Three Months Ended March 31, 2022
Expected income (loss) from continuing operations	$(28,000)
Expected adjustments
Stock-based compensation	8,000
Depreciation and amortization	16,000
Non-operating expense (income), net	6,000
Provision (benefit) for income taxes	(2,000)
Total expected adjustments	28,000
Expected Adjusted EBITDA	$—
The outlook provided above does not reflect the potential impact of any contemplated business or asset acquisitions or dispositions, changes in the fair values of investments or deferred tax asset valuation allowances, foreign currency gains or losses, or unusual or infrequently occurring items that may occur during 2022. The outlook includes restructuring and related charges in Non-operating expense (income), net.

The following is a reconciliation of non-GAAP net income (loss) attributable to common stockholders to net income (loss) attributable to common stockholders and a reconciliation of non-GAAP net income (loss) per share to diluted net income (loss) per share for the three months and years ended December 31, 2021 and 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$29,385	$13,978	$118,668	$(287,931)
Less: Net income (loss) attributable to noncontrolling interest	(943)	7	(1,680)	(1,751)
Net income (loss)	30,328	13,971	120,348	(286,180)
Less: Income (loss) from discontinued operations, net of tax	—	—	—	382
Income (loss) from continuing operations	30,328	13,971	120,348	(286,562)
Less: Provision (benefit) for income taxes	(33,096)	(334)	(32,323)	(7,504)
Income (loss) from continuing operations before provision (benefit) for income taxes	(2,768)	13,637	88,025	(294,066)
Stock-based compensation	8,048	8,073	33,169	39,010
Amortization expense of acquired intangibles	2,166	2,352	8,894	9,730
Acquisition-related expense (benefit), net	—	—	—	6
Restructuring and related charges	7,745	3,799	41,895	64,836
Changes in fair value of investments	(90)	—	(95,623)	8,089
Impairment of goodwill	—	—	—	109,486
Impairment of long-lived assets	—	—	—	22,351
Strategic advisor costs	—	—	—	3,626
Intercompany foreign currency losses (gains) and reclassifications of foreign currency translation adjustments to earnings and other	987	(13,178)	(12,368)	(23,883)
Non-cash interest expense on convertible senior notes and loss on extinguishment of debt	376	3,797	6,692	14,621
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes	16,464	18,480	70,684	(46,194)
Less: Non-GAAP provision for income taxes	10,026	3,355	33,243	5,129
Non-GAAP net income (loss)	6,438	15,125	37,441	(51,323)
Net (income) loss attributable to noncontrolling interest	(943)	7	(1,680)	(1,751)
Non-GAAP net income (loss) attributable to common stockholders	5,495	15,132	35,761	(53,074)
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	466	—	1,291	—
Non-GAAP Net Income (loss) attributable to common stockholders plus assumed conversions	$5,961	$15,132	$37,052	$(53,074)

Weighted-average shares of common stock - diluted	33,386,996	29,670,038	33,513,440	28,604,115
Incremental dilutive securities	—	—	(858,518)	—
Weighted-average shares of common stock - non-GAAP	33,386,996	29,670,038	32,654,922	28,604,115

Diluted net income (loss) per share	$0.90	$0.47	$3.68	$(10.07)
Impact of non-GAAP adjustments and related tax effects	(0.72)	0.04	(2.55)	8.21
Non-GAAP net income per share	$0.18	$0.51	$1.13	$(1.86)
(1)Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.

Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow and free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities from continuing operations.

	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Net cash provided by (used in) operating activities from continuing operations	$80,906	$(46,405)	$(34,365)	$(74,176)	$30,988
Purchases of property and equipment and capitalized software from continuing operations	(12,049)	(12,040)	(12,420)	(13,405)	(11,765)
Free cash flow	$68,857	$(58,445)	$(46,785)	$(87,581)	$19,223

Net cash provided by (used in) investing activities from continuing operations	$(12,873)	$(12,744)	$(9,223)	$(11,530)	$(12,314)
Net cash provided by (used in) financing activities	$(3,759)	$62,618	$(241,039)	$(2,047)	$(3,382)